Exhibit 10.1.3

THIRD AMENDMENT OF LOAN AGREEMENT AND CONSENT
THIS THIRD AMENDMENT OF LOAN AGREEMENT AND CONSENT (this “Amendment”) is made as of March 31, 2017 (“Effective Date”) by and among CINEDIGM CORP., a Delaware corporation (“Borrower”), the lenders signing this Amendment below (the “Required Lenders”), and CORTLAND CAPITAL MARKET SERVICES LLC, solely in its capacity as administrative agent for the Lenders and collateral agent for the Secured Parties (collectively, in such capacities, together with its successors and assigns in such capacities, the “Agent”).
RECITALS
WHEREAS, the Borrower, the lenders party thereto together with any lender party thereto via a joinder (collectively, the “Lenders”) and Agent are parties to that certain Second Lien Loan Agreement dated as of July 14, 2016, by and among the Borrower, the Agent and the Lender party thereto (the “Initial Loan Agreement”), as amended by that certain First Amendment of Loan Agreement dated as of August 4, 2016 by and among the Required Lender party thereto, the Borrower and the Agent (the “First Amendment”), and that certain Second Amendment of Loan Agreement dated as of October 7, 2016 by and among the Required Lender party thereto, the Borrower and the Agent (the “Second Amendment”; and collectively with the Initial Loan Agreement and the First Amendment, the “Original Loan Agreement”; and together with this Amendment, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Original Loan Agreement) pursuant to which Lenders have made certain loans available to the Borrower; and
WHEREAS, Borrower has requested that certain provisions of the Original Loan Agreement be amended, in each case as more particularly set forth below, and Required Lenders and Agent are willing to effect such amendments as provided in, and on the terms and conditions contained in, this Amendment;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Amendments to Loan Agreement. Subject to the terms and conditions hereof and in accordance with Section 10.1 of the Loan Agreement, the parties hereto hereby acknowledge and agree that the Loan Agreement is hereby amended as follows:
(a)    Section 6.1(a)(vii) is hereby deleted in its entirety and replaced with the following:
“(vii)    amounts outstanding under the First Lien Credit Agreement not to exceed $25,000,000 plus the amount of any payment-in-kind interest added to such outstanding principal amounts; provided, however, that in the event of a consummation of a Permitted Refinancing of the First Lien Credit Agreement, the amounts outstanding under the First Lien Credit Agreement shall be increased to not exceed $35,000,000 plus the amount of any payment-in-kind interest added to such outstanding principal amounts;”

NY01\SherC\4324407.12

Exhibit 10.1.3

2.    Intercreditor Agreement. Pursuant to Section 10.1 of the Loan Agreement, and notwithstanding anything in to the contrary, the Required Lenders and the Agent agree, that in the event of the consummation of a Permitted Refinancing of the First Credit Agreement, Required Lenders and Agent waive the provisions of Section 3.2(a) of the Intercreditor Agreement to the extent that such Section prohibits or restricts an amendment, deferral, extension, modification, increase (including, without limitation, to the rate of interest or, principal, costs or fees payable under the First Lien Loan Documents), renewal, replacement, consolidation, supplement or waiver of the First Lien Loan Documents that (a) increases the aggregate principal amount of the obligations outstanding under First Lien Loan Documents or First Lien Commitments in an amount in excess of $22,000,000, (b) increases in the rate of interest (including any component thereof, floor or margin added thereto) under the First Lien Loan Documents by more than 2.00% per annum or (c) increases such rate of interest as a result of the imposition of a default rate in excess of 2.00% per annum. The Required Lenders hereby direct the Agent to execute and deliver a written consent under Section 3.2(a) of the Intercreditor Agreement, and do such other acts and things, as shall be necessary or appropriate to effect the purposes of this Section 2.
3.    Fee to Lenders.
(a)As consideration for the Required Lenders agreeing to enter into this Amendment and the terms, conditions and consideration set forth herein, Borrower shall pay to each Lender a fee (i) if in cash, an amount equal to one-half of one percent (0.5%) of the outstanding principal balance of such Lender’s loan to Borrower or (ii) if in shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) calculated using a price of $1.40 per share, the number of shares of Common Stock as have an aggregate value equal to one percent (1%) of the outstanding principal balance of such Lender’s loan to Borrower; provided, however, that such fee shall be payable on the date of, and is contingent upon, consummating a Permitted Refinancing of the First Lien Credit Agreement. For the avoidance of doubt, the outstanding principal balance of each Lender’s loan to Borrower is set forth on Schedule A hereto. The Lead Lender shall receive payment of such fee in cash; other Lenders may elect to receive such fee in cash or shares.
(b)    In order to facilitate the other Lenders’ election to receive the fee in cash or in stock, the Borrower shall notify the Agent about the Permitted Refinancing in writing no later than 1:00 p.m. ET at least three (3) Business Days prior to the closing of Permitted Refinancing. The Agent shall request direction from such Lenders, including, if stock payment is elected, the name, address and tax ID number of the entity receiving the shares, to be provided to the Agent no later than 1:00 p.m. ET one (1) Business Day prior to the closing of the Permitted Refinancing. Upon receipt of any timely response electing to receive stock, the Agent will promptly forward such election and information to the Borrower. Any Lender that does not respond timely to the Agent or does not provide all requested information necessary for stock issuance will be deemed to have elected to take cash. Payment in shares to Lenders who so request will be made by delivery by the Company of irrevocable instructions to the transfer agent for the Common Stock for the issuance of such shares directly to the relevant Lenders.

NY01\SherC\4324407.12

Exhibit 10.1.3

4.    Representations and Warranties. By its execution hereof, Borrower hereby represents and warrants to the Required Lenders and the Agent as follows:
(a)    no Default or Event of Default exists under the Loan Agreement or any of the other Loan Documents as of the date hereof or would result from the amendments contemplated hereby;
(b)    the representations and warranties contained in Article III of the Loan Agreement or in any other Loan Document, or which are contained in any of the financial statements from time to time certified by the Borrower and furnished pursuant thereto, are true and correct on and as of the date hereof (except that to the extent that such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects as of such earlier date);
(c)    it has the requisite corporate or organizational power and authority and has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment and the transactions contemplated hereby; and
(d)    this Amendment has been duly executed and delivered by a Responsible Officer of Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.
5.    Conditions to Effectiveness. This Amendment shall become effective upon the date on which all of the following conditions precedent have been satisfied (or otherwise waived in accordance with Section 10.1 of the Loan Agreement, as in effect prior to giving effect to this Amendment) (the “Effective Date”):
(a)    Counterparts of Document. Receipt by Agent of executed original counterparts (or electronic copies followed promptly by originals) of this Amendment in form and substance satisfactory to Agent.
(b)    Fees and Expenses. Borrower shall have paid to to (i) Agent all out-of-pocket expenses accrued or incurred by Agent on or before the Effective Date (including all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent)) plus such additional amounts of such fees, charges and disbursements as shall constitute its estimate of such reasonable fees, charges and disbursements incurred or to be incurred through the closing proceedings; provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent, and (ii) to Holland & Knight LLP as counsel for Lead Lender, all fees, charges and disbursements relating to this Amendment accrued or incurred on or before the Effective Date.

NY01\SherC\4324407.12

Exhibit 10.1.3

6.    Effect of this Amendment. Borrower agrees that, except as expressly provided herein or in the other documents to be executed and delivered to Agent and Required Lenders in connection herewith, (a) the Loan Agreement and the other Loan Documents shall remain unmodified and in full force and effect, and (b) this Amendment shall not be deemed to (i) be a waiver of, consent to, a modification of or amendment to any other term or condition of the Loan Agreement, any other Loan Document or any other agreement by and among Borrower, on the one hand, and Required Lenders and Agent, on the other hand, (ii) prejudice any other right or rights which Lender may now have or may have in the future under or in connection with the Loan Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, or (iii) be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with Borrower, or any other Person with respect to any waiver, amendment, modification or any other change to the Loan Agreement or any other Loan Document or any rights or remedies arising in favor of Lenders under or with respect to any such documents. References in the Loan Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and in any other Loan Document to the “Loan Agreement” shall be deemed to be references to the Loan Agreement as modified hereby. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement and shall constitute a “Loan Document” under and as defined in the Loan Agreement.
7.    Reaffirmations. Borrower hereby (a) agrees that this Amendment shall not limit or diminish the obligations of Borrower or any other Loan Party under, or release any such Person from any obligations under, the Loan Agreement and each other Loan Document to which any such Person is a party, (b) confirms and reaffirms each such Person’s obligations under the Loan Agreement and each other Loan Document to which such Person is a party, and (c) agrees that the Loan Agreement (as modified hereby) and each other Loan Document remain in full force and effect and are hereby ratified and confirmed.
8.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law principles.
9.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), and by facsimile transmission or other electronic means, which signatures shall be considered original executed counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute

NY01\SherC\4324407.12

Exhibit 10.1.3

one and the same instrument. Each party to this Amendment agrees that it will be bound by its own facsimile or other electronically transmitted signature and that it accepts the facsimile or other electronically transmitted signature of each other party.
IN WITNESS WHEREOF, this Amendment has been executed on the date first written above, to be effective upon satisfaction of the conditions set forth herein.
BORROWER:
CINEDIGM CORP.
By: /s/ Gary S. Loffredo
Name: Gary S. Loffredo
Title: Senior VP

AGENT:    CORTLAND CAPITAL MARKET
SERVICES LLC
By: /s/ Matthew Trybula
Name: Matthew Trybula
Title: Associate Counsel

REQUIRED LENDER:	FIRST BANK & TRUST AS CUSTODIAN OF THE RONALD L. CHEZ IRA #1073
By: /s/ Karen L. Rose
Name: Karen L. Rose
Title: V. President & Trust Officer

REQUIRED LENDER:	WOLVERINE FLAGSHIP FUND TRADING LIMITED
By Wolverine Asset Management, LLC, its investment manager
By: /s/ Kenneth L. Nadel
Name: Kenneth L. Nadel
Title: Chief Operating Officer

SCHEDULE A

First Bank & Trust as Custodian of the Ronald L. Chez IRA #1073	$3,950,000
McGurk Living Trust	$500,000
Millenium Trust Co., LLC Custodian FBO Patrick W. O’Brien IRA a/c #xxxx55HX3	$50,000
Hackett Family Trust***	$400,000
UVE Partners	$250,000
Lotus Investors	$75,000
Hudson Asset Partners	$150,000
Hedy Klineman Trust	$150,000
BlueMountain Equity Alternatives Master Fund L.P.	$110,000
BlueMountain Logan Opportunities Master Fund L.P.	$53,000
Blue Mountain Credit Alternatives Master Fund L.P.	$1,053,000
BlueMountain Montenvers Master Fund SCA SICAV-SIF	$105,000
BlueMountain Foinaven Master Fund L.P.	$79,000
Wolverine Flagship Fund Trading Limited	$2,100,000
TOTAL OUTSTANDING	$9,025,000

5
NY01\SherC\4324407.12